AMENDMENT NO. 2 TO PARTICIPATION AGREEMENT

Regarding

FUND SHAREHOLDER REPORTS

AND OTHER REQUIRED MATERIALS

The Northwestern Mutual Life Insurance Company (hereinafter the “Company”), a Wisconsin corporation, each of VARIABLE INSURANCE PRODUCTS FUND, VARIABLE INSURANCE PRODUCTS FUND II, VARIABLE INSURANCE PRODUCTS FUND III and VARIABLE INSURANCE PRODUCTS FUND V, each an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts (each referred to hereinafter as the “Fund”), and FIDELITY DISTRIBUTORS COMPANY LLC (formerly Fidelity Distributors Corporation) (hereinafter the “Underwriter” or “FDC”), a Massachusetts corporation, entered into a certain participation agreement dated May 1, 2003 (the “Participation Agreement”). This Amendment (the “Amendment”) to the Participation Agreement is entered into as of February 9, 2021, by and among the Company, on its own behalf and on behalf of each separate account of the Company as set forth on Schedule A to the Participation Agreement, as amended herein and as may be amended from time to time (individually and collectively the “Accounts”), the Fund and the Underwriter (collectively, the “Parties”).

RECITALS

WHEREAS, pursuant to the Participation Agreement among the Parties, the Company purchases shares of the portfolios of the Fund (the “Portfolios”) on behalf of each Account to fund the variable annuity and/or life insurance contracts (the “Variable Contracts”) identified on Schedule A of the Participation Agreement to persons that are registered owners of such Variable Contracts on the books and records of the Company (the “Contract Owners”);

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”), unless such Account is exempt from registration thereunder;

WHEREAS, the Company, on behalf of the Accounts, has certain obligations pursuant to the Participation Agreement and Rule 30e-2 under the 1940 Act to deliver Fund shareholder reports to Contract Owners, which obligations may be satisfied by compliance with Rule 30e-3 under the 1940 Act (“Rule 30e-3” or “the Rule”);

WHEREAS, the Company has the option to deliver Portfolio shareholder reports to Contract Owners, by hosting a website that makes available certain Fund documents required by the Rule;

WHEREAS, Section 5(b)(2) of the Securities Act of 1933, as amended (the “1933 Act”) may require that a Statutory Prospectus (as defined in Rule 498A under the 1933 Act; “Rule 498A”) for the Portfolios be delivered to Contract Owners under certain circumstances;

WHEREAS, the Company has the option to deliver portfolio prospectuses by relying on (and complying with the requirements, terms and conditions of) paragraph (j) of Rule 498A for “on- line” delivery;

WHEREAS, paragraph (j) of Rule 498A requires, inter alia, that some of the Required Materials (defined below) be posted and maintained on a website specified on the cover page of the Summary Prospectus for the Variable Contracts, and the Company intends to host said website;

WHEREAS, the Company cannot host such websites in compliance with Rules 30e-3 and 498A unless the Funds prepare and provide the Required Materials that are specified in Rules 30e-3 and 498A; and

WHEREAS, the parties also wish to update Schedule A to update the current Variable Contracts supported by the Accounts;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Company, the Fund, and the Underwriter hereby agree to supplement and amend the Participation Agreement as follows:

1.           Provision of Required Materials for Website Posting.

(a).        Required Materials. The Fund and/or the Underwriter shall provide the following “Required Materials,” as specified in paragraph (b)(1) of Rule 30e-3 and paragraph (j)(l)(iii) of Rule 498A:

(i)                           Summary Prospectus for each Portfolio;

(ii)                          Statutory Prospectus for each Portfolio;

(iii)                        Statement of Additional Information (“SAI”) for each Portfolio;

(iv) Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e-1 under the 1940 Act) for each Portfolio (together, the “Shareholder Reports”) (referred to in Rule 30e-3 as the “Current” and “Prior” Report to Shareholders); and

(v)                          Portfolio Holdings For Most Recent First and Third Fiscal Quarters (the “Portfolio Holdings”) for each Portfolio. If the Shareholder Reports include a Summary Schedule of Investments, complete Portfolio Holdings from the Shareholder Reports.

(b).        Timing and Format of Required Materials. The Fund and the Underwriter shall ensure the Required Materials are provided to the Company as follows:

(i).                         In the case of applicable Summary Prospectuses, Statutory Prospectuses and SAIs for each Portfolio, on a timely basis agreed upon by the parties (reasonably sufficient enough in advance to facilitate the required, timely website posting);

(ii).                         Upon request by the Company, the Funds and/or the Underwriter shall use best efforts to provide the Shareholder Reports and publicly available Portfolio Holdings on a timely basis (to facilitate the required website posting) no later than five (5) business days before the date each time the Required Materials are required to be posted by Rule 30e-3; but in all cases the Funds and/or the Underwriter shall send or otherwise make available the Shareholder Reports and Portfolio Holdings to the Company on or before the date the Required Materials are required to be posted.

(iii).                        The Fund and the Underwriter shall provide the Required Materials to the Company in an electronic format that is suitable for website posting, and in a format, or formats, that are both human-readable and capable of being printed on paper in human-readable format, and, in the case of Statutory Prospectuses and SAIs for each Portfolio, permit persons accessing the Statutory Prospectus and SAI to move directly back and forth between each section heading in a table of contents of such document and the section of the document referenced in that section heading (that is, these documents must include linking, in accordance with paragraph (h)(2)(ii) of Rule 498A).

(c)                 Use of Summary Prospectuses.

(i).                            The Company shall ensure that an Initial Summary Prospectus is used for each currently offered Variable Contract described under the related registration statement, in accordance with paragraph (j)(1)(i) of Rule 498A.

(ii).                            The Funds and Underwriter shall ensure that summary prospectuses are used for the Portfolios, as referenced in paragraph (j)(1)(ii) of Rule 498A.

2.         Content of Required Materials. Without compromising the Funds’ obligation to provide the Required Materials as noted above, the Company may access the Required Materials via one of the methods identified on Schedule B hereto (the “Specified Website”), as it may be changed by the Fund or Underwriter from time to time; provided, that the Fund or Underwriter shall provide the Company with as much notice as reasonably practicable prior to any change of the Specified Website. The Fund and the Underwriter shall be responsible for the content of the Required Materials. The Fund and the Underwriter shall be responsible for the content and substance of the Required Materials, including, but not limited to, accuracy, completeness and compliance with applicable law.

3.         Paper Notice to Contract Owners. The Fund and Underwriter acknowledge that the Company shall be responsible for providing the paper Notice to its Contract Owners, in accordance with paragraphs (c) and (d) of Rule 30e-3.

4.         Delivery of Paper Copy Upon “Ad Hoc” Request. The Fund and Underwriter acknowledge that the Company shall be responsible for fulfilling ad hoc requests from Contract Owners for a paper copy of any of the Required Materials, in accordance with paragraph (e) of Rule 30e-3.

5.         Investor Elections to Receive Future Fund Reports in Paper. The Fund and Underwriter acknowledge that the Company shall be responsible for fulfilling Contract Owner elections to receive future Fund shareholder reports in paper, in accordance with paragraph (f) of Rule 30e-3 and paragraphs (i)(l) and (j)(3) of Rule 498A.

6.         Portfolio Expense and Performance Data. The Funds shall provide such data regarding each Portfolio’s expense ratios and investment performance as the Company shall reasonably request, to facilitate the registration and sale of the Variable Contracts. Without limiting the generality of the forgoing, upon request, the Funds shall provide the following Portfolio expense and performance data on a timely basis to facilitate the Company’s preparation of its annually updated registration statement for the Variable Contracts (and as otherwise reasonably requested by the Company, but in no event later than 90 calendar days after the close of each Portfolio’s fiscal year:

(a).                 the gross “Annual Portfolio Company Expenses” for each Portfolio calculated in accordance with Item 3 of Form N-1A, before any expense reimbursements or fee waiver arrangements; and

(b).                 the net “Annual Portfolio Company Expenses” (aka “Total Annual Fund Operating Expenses”) for each Portfolio calculated in accordance with Item 3 of Form N-1A, that include any [contractual] expense reimbursements or fee waiver arrangements and the period for which the expense reimbursements or fee waiver arrangement is expected to continue and whether it can be terminated by a Portfolio or its affiliates; and

(c).                 the “Average Annual Total Returns” for each Portfolio (before taxes) as calculated pursuant to Item 4(b)(2)(iii) of Form N-1A (for the 1, 5, and 10- year periods).

7.         Amended Schedule A. Schedule A to the Agreement is hereby amended and restated in its entirety with the attached Schedule A.

8.         Expense Allocation. To the extent agreed upon by the Parties in good faith as to timing, amount and other parameters, the Underwriter and/or the Funds may bear their proportionate costs of preparing and mailing the paper Notice to Contract Owners under Rule 30e-3. “Proportionate costs” means amounts that reasonably approximate the Company’s costs with respect to any Fund documents the Company delivers pursuant to reliance on Rule 498A and/or Rule 30e-3 as discussed herein, some expenses for which would otherwise be reimbursable to the Company under the Participation Agreement. Nothing in this section is intended to limit any current understanding or arrangement among the Parties with respect to the provision of Fund documents required for printing, delivery or other purposes, or the terms of any existing administrative services agreement, Rule 12b-1 agreement or related agreement, Servicing Agreement or other similar agreement between the Parties.

9.         Construction of this Amendment; Participation Agreement.

(a).                 This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rule 30e-3 under the 1940 Act, Rule 498A under the 1933 Act and any interpretations of the Rule by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

(b).                Except as otherwise specifically set forth in this Amendment, the terms of the Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights and obligations of the Parties under and pursuant to this Amendment.

10.        Termination. This Amendment shall terminate upon the earlier of:

(a)                termination of the Participation Agreement; or

(b)                60 days written notice from any Party to the other Parties.

11.        Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

The Company:

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY,
on behalf of itself and each Separate Account

By:
Print Name: Elizabeth Heisler
Title: VP Risk Products Line Lead

The Fund:

VARIABLE INSURANCE PRODUCTS FUND,
VARIABLE INSURANCE PRODUCTS FUND II,
VARIABLE INSURANCE PRODUCTS FUND III, and
VARIABLE INSURANCE PRODUCTS FUND V

By:
Print Name: Colm Hogan
Title: Assistant Treasurer

The Underwriter:

FIDELITY DISTRIBUTORS COMPANY LLC
By:
Print Name: Robert Bachman
Title: EVP

Schedule A

Separate Accounts and Contracts

Name of Account	Date of Resolution of Company’s
Board that Established the Account

NML Variable Annuity Account A	February 14, 1968
NML Variable Annuity Account B	February 14, 1968
NML Variable Annuity Account C	July 22, 1970
Northwestern Mutual Variable Life Account	November 23, 1983
Northwestern Mutual Variable Life Account II	March 22, 2006

Contract Form Numbers	Description
(Issued by one of the Accounts
noted above)

Variable Life:
UU.VULP.(1019)	UU Series Variable Universal Life Plus
UU.EVUL.(1019)	UU Series Executive Variable Universal Life
TT.CVUL.(0107)	TT Series Custom Variable Universal Life
TT.EVUL.(0107)	TT Series Executive Variable Universal Life
TT.SVUL.(0107)	TT Series Survivorship Variable Universal Life
RR.VEL.(0398)	RR Series Variable Joint Life
RR.VJL.(1298)	RR Series Variable Executive Life
QQ.VCL	QQ Series Variable CompLife®
MM 15	MM Series Variable Whole Life
MM 16	MM Series Variable Single Premium Life
MM 17	MM Series Variable Extraordinary Life
Individual Variable Annuity:
RR.V.A.BK.(0313)	RR Series VA
RR.V.A.FR.(0313)	RR Series VA
RR.V.B.BK.(0313)	RR Series VA
RR.V.B.FR.(0313)	RR Series VA
RR.V.A.FB.(0313)	RR Series Fee Based VA
RR.V.C.NE.(0313)	RR Series Network Edition
RR.V.C.NE.(1106)	RR Series Network Edition
RR.V.A.FB.(1106)	RR Series Fee Based VA
RR.V.A.BK.(0805)	RR Series VA
RR.V.A.FR.(0805)	RR Series VA
RR.V.B.BK.(0805)	RR Series VA
RR.V.B.FR.(0805)	RR Series VA
RR.V.B.MSNST.(0805)	RR Series Fee Based VA
RR.V.A.BK.(0704)	RR Series VA
RR.V.A.FR.(0704)	RR Series VA
RR.V.B.BK.(0704)	RR Series VA

RR.V.B.FR.(0704)	RR Series VA
RR.V.B.MSNST.(0704)	RR Series Fee Based VA
RR.V.A.BK.(0803)	RR Series VA
RR.V.A.FR.(0803)	RR Series VA
RR.V.B.BK.(0803)	RR Series VA
RR.V.B.FR.(0803)	RR Series VA
RR.V.B.MSNST.(0803)	RR Series Fee Based VA
RR.V.B.BK.(032000)	RR Series VA
RR.V.A.BK.(032000)	RR Series VA
RR.V.B.FR.(032000)	RR Series VA
RR.V.A.FR.(032000)	RR Series VA
RR.V.B.MSNST.(032000)	RR Series Fee Based VA
QQV.ACCT.A; QQV.ACCT.B	QQ Series VAs
MMVIA; MMV IB; MMV I	MM Series VAs
LL VIA; LL V IB; LL VI	LL Series VAs
KK VIA; KK V IB; KK VI	KK Series VAs
JJ VIA; JJ V IB	JJ Series VAs
Group Variable Annuity:
NPV.1C	NN Series GPA
MP V 1C	MM Series GPA
LL V 1C	LL Series GPA
KK V 1C	KK Series GPA
JJ V 1C	JJ Series GPA”

SCHEDULE B

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